UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________
FORM 8-K

 ____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2016

____________________________
 VONAGE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Charter)

 ____________________________

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)
____________________________
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
As previously announced, on May 5, 2016, Vonage Holdings Corp. (“Vonage”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Vonage (“Merger Sub”), Nexmo Inc., a Delaware corporation (“Nexmo”), and Shareholder Representative Services, LLC, as representative of the securityholders of Nexmo (the “Representative”), pursuant to which Merger Sub will merge with and into Nexmo with Nexmo surviving as a wholly owned subsidiary of Vonage (the “Merger”). The Merger Agreement was filed as Exhibit 2.1 to Vonage’s Current Report on Form 8-K filed on May 5, 2016 and is incorporated into this report by reference.
On June 2, 2016, Vonage, Merger Sub, Nexmo and the Representative entered into Amendment No. 1 to the Merger Agreement (the “Amendment”). The Amendment amends the Merger Agreement to, among other things, (1) increase the purchase price payable to the Nexmo securityholders by the amount of unrestricted cash and cash equivalents of Nexmo in lieu of the declaration of a dividend or other distribution of such unrestricted cash and cash equivalents to the Nexmo securityholders, (2) clarify the treatment of enterprise management incentive options issued by Nexmo to certain of its employees located in the United Kingdom and (3) add certain technical provisions with respect to deposits made to the escrow agent and the exchange agent in connection with the closing of the transactions contemplated by the Merger Agreement.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 2.2 hereto, and is incorporated into this report by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On June 3, 2016, Vonage completed its acquisition of Nexmo pursuant to the Merger Agreement, as amended by the Amendment described above under Item 1.01. A copy of the Merger Agreement was attached to the Current Report on Form 8-K filed on May 5, 2016 as Exhibit 2.1 and is incorporated herein by reference.
Vonage acquired Nexmo for $230 million (net of cash acquired), less the amount of Nexmo’s outstanding indebtedness and unpaid transaction expenses as of closing. A portion of the purchase price (consisting of cash and Vonage common stock (priced on the day of announcement)) equal to approximately $25.5 million was placed into an indemnity escrow account. Pursuant to the Merger Agreement, certain former Nexmo securityholders are eligible to earn additional consideration of up to $20 million after the closing in the event that Nexmo achieves or exceeds certain revenue targets. Pursuant to the terms of the Merger Agreement, Vonage elected to increase the portion of the purchase price payable in cash, such that approximately 80% of the purchase price was paid in cash and the remaining 20% was paid through the issuance of shares of Vonage common stock. An aggregate of 9,929,779 shares of Vonage common stock (priced on the day of announcement) were issued in connection with the closing.
Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), outstanding options to purchase Nexmo common stock that were fully vested and exercisable as of the Effective Time were cashed out at the spread between the exercise price and the applicable merger consideration (other than options held by certain specified optionholders). Unvested options held by continuing employees were assumed by Vonage and converted, at an exchange ratio described in the Merger Agreement, into options to purchase shares of Vonage common stock, subject to certain vesting conditions. All options to purchase Nexmo common stock that were out-of-the-money were cancelled and terminated with no right to receive any payment.
Item 3.02. Unregistered Sales of Equity Securities.
As described in Item 2.01 above, Vonage has completed its acquisition of Nexmo and has, pursuant to the Merger Agreement, issued 9,929,779 shares of Vonage common stock as partial consideration therefor. The shares of Vonage common stock issued pursuant to the Merger were issued only to “accredited investors” within the meaning of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”). No public offering of securities is contemplated, and the issuance and sale of the shares of Vonage common stock is exempt from registration under Section 4(a)(2) of the Securities Act because the transaction does not involve a public offering. The shares of Vonage common stock are restricted securities for purposes of Rule 144 and subject to certain requirements before sale, including holding period requirements. Vonage has not engaged in general solicitation or advertising with regard to the issuance and sale of the Vonage common stock to be issued in the Merger.

The information disclosed in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The disclosure in this Item 3.02 is qualified by reference to the information set forth in Item 2.01 of this Current Report on Form 8-K.
Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated May 5, 2016, by and among Vonage, Neptune Acquisition Corp., Nexmo and the Representative (incorporated by reference to the Current Report on Form 8-K filed by Vonage with the Securities and Exchange Commission on May 5, 2016).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated June 2, 2016, by and among Vonage, Neptune Acquisition Corp., Nexmo and the Representative.
99.1	Press Release of the Company, dated June 6, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date:	June 6, 2016	By:	/s/ David T. Pearson
David T. Pearson Chief Financial Officer

Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated May 5, 2016, by and among Vonage, Neptune Acquisition Corp., Nexmo and the Representative (incorporated by reference to the Current Report on Form 8-K filed by Vonage with the Securities and Exchange Commission on May 5, 2016).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated June 2, 2016, by and among Vonage, Neptune Acquisition Corp., Nexmo and the Representative.
99.1	Press Release of the Company, dated June 6, 2016.

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